Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q3 2023
November 2, 2023

Leigh Anne Mann
Vice President, Investor Relations
Thank you, operator. Good morning everyone. We appreciate you joining us for the Company’s third quarter 2023 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference slides highlighting key points of discussion and certain non-GAAP financial metrics. The reconciliations of the non-GAAP metrics to comparable GAAP measures are provided in the appendix of the supplemental slides, which are accessible on our investor relations website at www.trin.net. These slides are under the Events and Presentations portion of the website, along with the Third Quarter Earnings Conference Call event link.
A replay of today’s call will be available after 10:30 a.m. Eastern time through midnight on November 7, 2023. Replay information is available under the Events and Presentations page on our Investor Relations website.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Leigh Anne, and good morning everyone.
I’ll start my prepared comments on Slide 3 with key messages we want to convey during this morning’s call. Trinity’s third quarter results reflect significantly stronger performance, with revenue growth of 65% compared to a year ago. We believe we are on a good path to end 2023 with favorable financial performance and continued improvement. In the quarter, we continued to experience strength in our leasing segment with fleet utilization of 98.1% and have confidence that lease rates will continue to rise given that our Future Lease Rate Differential, or FLRD, of 26.6% and continuing favorable railcar supply fundamentals. As previously disclosed, border closures and congestion resulted in a 14% lower than forecasted delivery rate in the quarter, with 4,325 deliveries. We will discuss the fourth quarter later in our prepared remarks, but we are lowering our 2023 adjusted EPS guidance to $1.20 to $1.35 to account for the deliveries lost due to these border issues and other related supply chain and efficiency impacts.
Please turn to Slide 4 for a market update and commercial overview. Starting with the top left graph, overall rail traffic is improving. As you will recall, intermodal volumes are the most significant headwind to rail traffic this year, but volumes have improved in recent weeks. Carload volumes remain up year over year as solid performance from motor vehicles, minerals, petroleum products, and farm products offset declines in grain volumes.
The industry population of railcars in storage has been shrinking due to improved utilization of covered hoppers, mostly for grain shipments this harvest season.
Moving to the bottom half of the slide, as I mentioned, our FLRD and utilization rates remain favorable in the quarter. Our FLRD of 26.6% shows our ability to continue to push rates upward while maintaining a high fleet utilization – 98.1% in the third quarter.
On the bottom right, the border closure and congestion impacted deliveries in the quarter. Orders and inquiries support replacement-level demand consistent with our expectations over the next few years.
Now let’s turn to Slide 5 and talk about financial results in the quarter. Revenue of $821 million is up 65% year over year, driven by a higher volume of external deliveries in the quarter. We earned an adjusted EPS of $0.26. As a reminder, in the third quarter of 2022, we completed a large railcar sale, which benefited EPS last year. Lease portfolio sale gains for the third quarter of 2023 were modest, but we are still targeting the fourth quarter for more meaningful railcar sales in 2023 and to achieve our net fleet investment targets.
Cash flow from continuing operations was $76 million in the quarter, and our adjusted free cash flow was a negative $31 million. Eric will talk more about cash a little later in our prepared remarks.
Please turn with me to Slide 6 to talk about our segments, starting with Leasing. Leasing revenue was $223 million in the quarter, up 14% year over year driven by improved lease rates, higher utilization, and acquisition-related revenues included in the current year period. Renewal lease rates in the quarter were 32.5% above expiring rates on average, trending closely to the FLRD. Thanks to favorable market conditions, we have delivered a double-digit FLRD for six consecutive quarters, and we are seeing a noticeable impact as over 30% of our fleet reflects the current robust lease rate environment. To preserve these lease rates, we continue to push term with average renewal lease terms of 55 months year-to-date. Even with the strong lease rate environment, our renewal success rate in the quarter was 86%, well above average, and evidence that lessors still have significant pricing power.
Leasing and management operating margin was 38.4%. This is slightly up year over year, with improved lease rates, partially offset by increased maintenance expense, depreciation expense, and the margin profile of acquisitions in the segment. Leasing maintenance is elevated primarily due to two ongoing industry trends. First, more change of service modifications to position railcars for their best opportunities and second, more scheduled compliance activity in the tank car fleet.
Moving to Rail Products, I want to touch on the border issues in the quarter briefly. On September 20th, the U.S. Customs and Border Protection Agency suspended U.S.-bound cross-border rail traffic in Eagle Pass, Texas, the primary border crossing we use for railcar deliveries from our manufacturing facilities in Mexico. This action was taken to assist the U.S. Border Patrol due to the influx of migrants at the border. While rail traffic operations resumed on September 23rd, congestion and rail traffic challenges continue to evolve. The third quarter impact was 685 fewer railcars delivered than expected. While we have started moving railcars again, we still have railcars temporarily sitting in storage and at our facilities, and we continue to evaluate available alternatives for rail and truck transportation between Mexico and the United States. We do not anticipate completing all these deliveries before the end of the year.
While deliveries in the quarter were lower than expected, they trended heavily toward external sales, which benefited the consolidated financials in the quarter. Additionally, despite the efficiency lost due to the border challenges, we saw operating margin improvement sequentially and year over year to 5.7%. In the quarter, the segment results included gains from insurance recoveries. Excluding those gains, the segment margin is 5.2%, reflecting meaningful labor and efficiency improvements. In the quarter, the peso remained strong at an average exchange rate of $17.07, but we were able to mitigate further risk with our hedging program.
We expect to exit the year with a segment operating margin in Rail Products of 8 to 9 percent, and a full-year average of 5 to 6 percent, barring further substantial rail service issues at the border. Additional congestion or closures will negatively impact our ability to get railcars across the border and may require us to slow down or temporarily suspend production. We are working with the railroads and the government agencies to do what we can to keep operations running smoothly for both inbound and outbound rail and truck traffic.

The value of our new railcar backlog is $3.6 billion and we have another $124 million related to sustainable railcar conversions, giving us production visibility into 2024 and beyond.
Turn with me to Slide 7 to highlight a few more key accomplishments in the quarter. Our loan-to-value is currently 64.9%, which we view favorably. Year-to-date, our net investment in our lease fleet is $238 million, and our Pre-Tax ROE for the last twelve months is 9.6%.
And before I turn the call to Eric, I want to highlight one of our sustainability accomplishments. As of September of this year, Trinity received a rating of AA in the MSCI ESG Ratings Assessment. This rating demonstrates both our steady progress over the past four years and an acknowledgment of our ability to manage ESG risks relative to our peers. Nowhere is this stronger than the emphasis on employee safety, where our ISO 45001 certified program drives continuous improvement – improvement that is reflected in our safety incident rates.
Congratulations to our team on this accomplishment. Safety is a core value at Trinity, and our AA rating shows the industry’s recognition of our efforts.
And now, I’ll turn the call to Eric to review the financial statements and talk about the fourth quarter.
Eric R. Marchetto
Executive Vice President and Chief Financial Officer
Good morning everyone.
I’ll start my comments on Slide 8 with a discussion of the income and cash flow statements. Total revenues of $821 million in the quarter reflected higher external railcar deliveries and improved lease rates. Our GAAP earnings per share were $0.29. After adjusting out the $3.7 million of insurance recoveries during the quarter, our adjusted EPS was $0.26. It’s worth noting that gains from the lease portfolio sales were $3 million in the quarter. As I said last quarter, we expect to see higher gains in the fourth quarter of the year.
Moving to the cash flow statement, year-to-date cash flow from continuing operations is $216 million. Adjusted free cash flow is $50 million after investments and dividends. As Jean mentioned, adjusted free cash flow in the third quarter was a negative $31 million. This was predominantly driven by modest railcar sales in the quarter as well as net repayments of debt. Earlier this week, we paid our 238th consecutive dividend, which is a meaningful source of capital returns for our shareholders.

On Slide 9, our liquidity of $780 million reflects our cash, revolver, and warehouse positions. Because of the border closure and congestion, we ended the quarter with higher inventory levels driven by railcars sitting in finished goods and higher work in process due to other supply chain challenges.
And now, let’s turn to Slide 10 and talk about the final three months of 2023. We continue to expect industry deliveries of approximately 45,000 railcars, which implies fourth quarter deliveries relatively consistent with the third quarter. We expect net fleet investment of $250 to $350 million in 2023 and expect to end the three-year planning period within our target range of $500 to $600 million. Year-to-date, investment is $238 million, and in the fourth quarter, we expect a more traditional mix of internal and external deliveries.
We expect manufacturing and general capex of $40 to $50 million. We have invested $29 million year-to-date, so we expect a similar run rate for the fourth quarter to what we have realized this year.
And, as Jean mentioned at the top of the call, we are lowering our 2023 EPS guidance to a range of $1.20 to $1.35 to account for the lost deliveries in the third quarter, as well as related supply chain and efficiency challenges resulting from the border closure and congestion. This target represents significant growth in the fourth quarter and is dependent on continuing strength in our leasing results, a large lease portfolio sale, and improved revenue and margins in the Rail Products segment. We are working hard to get as many deliveries across the border as quickly and efficiently as possible, but any further congestion or closures would negatively impact our results in the fourth quarter.
And, finally, in the third quarter of 2022, we set a revised three-year cash flow from operations target of $1.2 to $1.4 billion for the three-year period of 2021 through 2023 to account for changes in our operating environment. While we continue to see improvement, we are revising this cash flow target to a range of $1.0 billion to $1.2 billion. This reflects continued elevated working capital due to border issues, supply chain challenges, and lower efficiency and margins than expected in the first half of 2023. It is worth noting that railcar sales are not reflected in cash from operations but are a significant source of cash for Trinity.
I am proud of the hard work of our team in navigating through the border challenge. I am confident that, barring any further disruption, we can end the year with strong financial results, solid operations, and the ability to take advantage of the significant operating leverage of our business. We look forward to sharing those results with you in 2024.
And now, operator, we are ready for our first question.

(after Q&A)
E. Jean Savage
Chief Executive Officer and President
Thank you for joining us this morning. We are proud of our third quarter results and the improvement we are seeing in our business. We expect to close the year with solid momentum and strong financials. We look forward to sharing our progress with you then.